                                                                   Exhibit 10.18


Confidential portions of this Exhibit have been omitted and are identified by square brackets ([ ]) and three asterisks (***). Such material has been separately filed with the Securities and Exchange Commission pursuant to a request for confidential treatment.


                            MASTER ALLIANCE AGREEMENT

THIS MASTER ALLIANCE AGREEMENT (this "AGREEMENT") is made and entered into as of June 30, 2000 (the "EFFECTIVE DATE"), by and between ELECTRONIC DATA SYSTEMS CORPORATION, a Delaware corporation ("EDS"), and SERVICEWARE TECHNOLOGIES, INC. a Delaware company ("COMPANY").

The parties agree as follows:

1.       INTERPRETATION.

         1.1 Definitions. As used in this Agreement the following terms shall have the indicated meanings:

         "Internal Tools" means Company's fact sheets, lead quality checklist, sample RFP, sample project plan and implementation methodology for the eService Suite.

         "eService Suite" means Company's products commonly known as the "eService Suite" of solutions.

         "External Tools" shall mean the following items Company generally uses for sales of the eService Suite, (i) sales collateral, (ii) a generic customer presentation, and (iii) whitepaper documents.

         "Plan" is defined in Section 4.4.

         "Related Addendum" has the meaning given to such terms in SECTION 3.2.

2.       TERM.

         2.1 Term. This Agreement will commence on the Effective Date and will expire thirty-six (36) months thereafter, unless terminated earlier as provided herein. Notwithstanding anything to the contrary in the foregoing, unless this Agreement is terminated due to a material breach of a party, this Agreement shall not terminate prior to the termination of all Related Addendum.

3.       COOPERATION; RELATED ADDENDA.

         3.1 Teaming Agreement to Cooperate. Company agrees to cooperate with EDS to identify and win mutually beneficial business opportunities. On a case-by-case basis, Company and EDS may agree to jointly approach a potential customer (each a "CUSTOMER"). Such agreement will be evidenced by the execution of a writing, based on a mutually agreeable form of "Teaming Agreement", which will specify Company's and EDS' rights and obligations in connection with pursuing such Customer opportunity (each a "TEAMING AGREEMENT"). Each party will be responsible for its respective products and services, its respective costs and expenses related to the pursuit of each Customer incurred by each party until the parties agree otherwise in writing and for any warranties and support and maintenance obligations offered by such party to the Customer. Each party will be responsible for compensating its own employees (including the payment of all employee benefits) and for their acts and omissions.

         3.2 Related Addenda. EDS and Company may, from time to time during the term of this Agreement, wish to expand their relationship to demonstration license rights, resale rights, finder's fee rights or other mutually agreeable arrangements and thus may enter into agreements ancillary to this Agreement and identified as a "Related Addendum" under this Agreement (each a "RELATED ADDENDUM"). The Related Addenda are intended to supplement the rights and obligations of the parties thereto beyond the relationship established hereunder. In the event there is a contradiction between the terms of this Agreement and a Related Addendum, the terms of the Related Addendum shall control.

         3.3 Substitution of Product. In the event that EDS is reselling a Company product to a Customer as permitted pursuant to the terms and conditions of a written agreement between EDS and Company (including without limitation, the Master Software License Agreement of even date herewith), EDS shall not substitute a product from another vendor if such Customer requests a Company product from EDS, unless such product is not compatible with an overall systems solution being offered by EDS.

4.       TRAINING AND MARKETING EFFORTS.

         4.1      Training of EDS Personnel.

                  (a) Informal Training. Company will conduct informal training regarding the eService Suite version 3.0 for EDS beginning Monday, June 26, 2000. This training will include an overview presentation, eService Suite training, user administration training, and implementation methodology training.

                  (b)      Formal Training.

                           (i) Company will develop a formal training certification program regarding the eService Suite for technical and sales personnel of EDS. EDS will provide 1 curriculum specialist during a twelve week period ending no later than December 31, 2000 who will work with Company on a full time basis to define, assess and design a formal certification program for the eService Suite version 3.0. The parties anticipate that the following items will be documented during this twelve week period:
                           Project plan and schedule for the twelve week engagement
                           Definition document
                           Analysis document
                           Program design document
                           High level, comprehensive project plan and cost for developing the proposed training program

                               At the end of the twelve week period described
                  above, both parties will execute a certification stipulating that EDS' commitment related to this curriculum obligation is complete. Company will conduct a pilot course for EDS in (location - TBD) on the formal certification program beginning on September 11, 2000.

                           (ii) EDS shall provide (x) within 12 months of the Effective Date, a total of twenty (20) technical and/or project management employees to be trained on consulting and systems integration relating to the eService Suite, and (y) within six months of the Effective Date, five (5) business development professionals to be trained regarding the eService Suite. Company shall provide such certification program and materials therefor to these EDS employees required by Company to be trained at no charge. Additional training may be provided by Company upon the mutual agreement of EDS and Company, which additional training and associated materials will be provided at a location mutually agreeable to the parties and at Company's then current rates. Each party shall pay their own travel and expenses related to such training.

                  (d) EDS shall implement a train the trainer program agreeable to Company to train additional EDS personnel for the provision of consulting and systems integration expertise related to, and sales of, the eService Suite. Such program shall meet or exceed the Company certification requirements. EDS will maintain an appropriate number of personnel who have successfully completed the formal certification program relating to consulting and systems integration for the eService Suite. To the extent EDS is provided with eService Suite enhancements, modifications and new versions, EDS agrees that all such EDS personnel shall stay current with all such enhancements, modifications and new versions of Company's eService Suite.

         4.2 Training of Company Personnel. EDS will provide reasonable sales and pre-sales related information, materials and training for up to 25 Company sales and sales support professionals on EDS services regarding EDS eCRM and Knowledge Management service offerings, including: hosting, consulting, project management and systems integration. Such information, materials and training will be provided by EDS at no charge. Such training will take place at a location mutually agreeable to the parties. Each party shall pay their own travel and expenses related to such training.

         4.3 Executive Sponsors/Relationship Managers. Upon the Effective Date, EDS and Company will designate one Account Executive and one Alliance Director. Such individuals will be responsible for the coordination of all activities between EDS and Company, the facilitation of the information flow between the two companies, and the coordination of joint marketing and sales opportunities. Each party may change the persons so designated, by written notice to the other party. Additionally, as mutually agreed to, EDS and Company will identify regional sales contacts for joint sales, lead sharing, joint proposal development, joint account strategy development.

         4.4 Joint Business and Marketing Plan. Within thirty (30) days of the Effective Date, EDS and Company will cooperate to plan and implement mutually agreeable joint business and marketing programs, rules of engagement, sales goals and quotas and partnership success metrics. Such programs will be documented in a written plan which the parties will negotiate in good faith, document and execute (the "PLAN"). The Plan may be revised by mutual agreement of the parties from time to time, as appropriate. Joint marketing expenditures will be shared as agreed upon in writing in the Plan. Each party will use commercially reasonable efforts to perform their respective obligations under the Plan.

         4.5 Review. The parties shall meet quarterly in person or via teleconference to review the status of their arrangement under this Agreement and to assess mutual goals, performance to date and plans for improvement. In addition, the parties will discuss and report on the existing joint pipeline of business for both EDS services and the eService Suite.

         4.6 Marketing Assistance. Company will provide EDS with the following marketing assistance:

                  (a) Company shall set aside $[***] to be used by Company for joint marketing programs with EDS related to the eService Suite.

                  (b) A reasonable amount of Internal Tools and External Tools. All such items shall be provided at no charge, except EDS shall pay for all sales brochures provided to it after the first three hundred brochures, which additional brochures will be provided at the Company's then standard rate.

         4.7 Prospects. EDS shall introduce Company's products in appropriate sales opportunities, at EDS' discretion at mutually identified prospects. Company will introduce EDS in appropriate sales opportunities, at Company's discretion and at mutually identified prospects.

         4.8 Communication. EDS and Company will define and document a joint communication plan with procedures for escalation of issues and contact names. EDS and Company will plan an introductory conference call with the appropriate parties from both companies to publicize the terms of this Agreement.

5.       SYSTEM INTEGRATION SERVICES.

         5.1 The provisions of this Section 5 will remain in force for a period of one year from the successful completion of the training set forth in
Section 4.1(a). All services performed for Company or performed for a customer of Company as a subcontractor of Company shall be performed by EDS pursuant to the Services Agreement between EDS and Company of even date herewith. In all cases under this Section 5, where EDS is provided the option to perform services, EDS will have three business days to determine whether to accept or decline such option.

         5.2      Upon the successful completion of the training set forth in
Section 4.1(a), Company shall provide to EDS the option to perform, and EDS may except such option to perform, $[***] of ordered but back logged system integration services business at the following rates: $[***] per hour for Engagement/project management and $[***] per hour for knowledge management consultant/technical/application programmers.

         5.3      Upon the successful completion of the training set forth in
Section 4.1(a), Company shall also provide to EDS the option to perform, and EDS may except such option to perform, [***]% of any new system integration services business for the eService Suite obtained by Customer during the period beginning at the conclusion of the training set forth in Section 4.1(a) above and lasting for one year thereafter. The calculation will be based upon revenues obtained by the party contracting with the end user pursuant to this Section 5.3 and Section
5.4. Unless otherwise agreed, contracts with the end customer for the provision of software and system integration services provided under this Section 5.2 and
Section 5.3 shall be between Company and the end customer So long as EDS does not participate in the sales cycle with Company, EDS will provide the integration services at the following rates: $[***] per hour for engagement/project managers and $[***] per hour for knowledge management consultants.

         5.4 In the event EDS participates in the sales cycle with Company and the parties are ultimately awarded business by a prospect, the parties will jointly determine, on a case-by-case basis, the most efficient manner in which to structure their contractual relationship(s) both between themselves and with the prospect. This agreed upon structure may or may not result in each party having a direct contract with the prospect or the parties having a prime/sub relationship among themselves, and the parties will negotiate in good faith in order to arrive at such contractual structures. The rates associated with the EDS services may or may not be the rates defined in Sections 5.2 or 5.3.

         5.5 All installation and integration work performed by EDS for a Company product pursuant to this Section 5 shall be performed by EDS personnel who have completed the certification program set forth in Section 4.1 of this Agreement.

6.       TRADEMARKS, TRADE NAMES AND INTELLECTUAL PROPERTY.

         6.1 Use of Marks. EDS and Company may use the other party's name, trademark(s) or logo(s) in their own and joint advertising, public relations and marketing for the purposes of this Agreement and each Related Addendum, subject to each party's trademark requirements (such as placement, specifications, quality standards and other criteria and requirements) set forth in EXHIBIT A. All public releases, advertising, other marketing materials or other publicly distributed materials of one party that refer to the other party or use the other party's marks, shall be subject to the prior written approval of the other party, except for factual disclosures required to be made pursuant to securities or other applicable laws.

         6.2 Limits on Use of Marks. Each party covenants that it has not and will not register nor apply for registration of the other party's name, trademark(s) or logo(s) nor any names, marks or logos confusingly similar thereto. All uses of a party's name, mark(s) or logo(s) under this Agreement shall inure solely to such party, and the other party shall obtain no rights with respect to the name, mark(s) or logo(s) of such party except as expressly set forth in this Agreement.

         6.3 Intellectual Property. Each party shall retain all rights in any software, ideas, concepts, know-how, development tools, techniques or any other proprietary material or information that it owned or developed prior to the date of this Agreement, or acquired or developed after the date of this Agreement without reference to or use of the intellectual property of the other party. Any other rights with regard to intellectual property that may be specific as to a Related Addendum shall be expressly addressed by the parties in each such Related Addendum. Notwithstanding anything to the contrary in this Agreement or any Related Addendum, each party will retain all right, title and interest in and to, and will be free to use their respective Development Tools. No licenses will be deemed to have been granted by either party to any of its patents, trade secrets, trademarks or copyrights, except as otherwise expressly provided in this Agreement or a Related Addendum. Nothing in this Agreement or any Related Addendum will require EDS or Company to violate the proprietary rights of any third party in any software or otherwise. For purposes of this Agreement, the term "DEVELOPMENT TOOLS" means all software development tools, know-how, methodologies, processes, technologies algorithms used by either party which are based on trade secrets or proprietary information of such party, are developed by or on behalf of such party without reference to or use of the intellectual property of the other party or are otherwise owned or licensed by such party.

         Subject to any third party rights or restrictions and the other provisions of this Section 6: (i) Company will own all rights and interests including intellectual property rights, in and to the certification program described in 4.1(b), and (ii) EDS shall own all rights and interests, including intellectual property rights, relating to training methodology of a general nature developed by EDS which does not relate to the products of Company. Notwithstanding anything to the contrary, each party (i) will retain all right, title and interest in and to all Development Tools of such party, (ii) will be free to use the ideas, concepts, methodologies, processes and know-how which are developed or created in the course of designing the certification program and may be retained by such party's employees in intangible form, all of which constitute substantial rights on the part of such party in the technology developed, and (iii) will retain ownership of any preexisting software or products owned by such party. During the term of this Agreement, Company hereby grants to EDS a non-exclusive, royalty free, limited license to use the certification program solely for its internal use to train its employees regarding Company's eService Suite as set forth in Sections 4.1. No licenses will be deemed to have been granted by either party to any of its patents, trade secrets, trademarks or copyrights, except as otherwise expressly provided in this letter agreement. Nothing in this agreement will require EDS or Company to violate the proprietary rights of any third party in any software or otherwise. The provisions of this Section, except for the license grant for the certification program to EDS contained in this paragraph, will survive the expiration or termination of this Agreement for any reason.

7.       CONFIDENTIALITY.

         7.1 Scope of Obligation. Each party acknowledges that in the course of performance of its obligations pursuant to this Agreement and the Related Addendum, such party may obtain confidential and/or proprietary information of the other party or its affiliates or customers. "Confidential Information" includes: information relating to development plans, costs, finances, marketing plans, equipment configurations, data, access or security codes or procedures utilized or acquired, business opportunities, names of customers, research, and development; proprietary software; the terms, conditions and existence of this Agreement; the pricing provisions included within or incorporated into this Agreement; any information designated as confidential in writing or identified as confidential at the time of disclosure if such disclosure is verbal or visual; and any copies of the prior categories or excerpts included in other materials created by the recipient party. Each party hereby agrees that all Confidential Information communicated to it ("Receiving Party") by the other, its affiliates, or customers (collectively, "Disclosing Party"), whether before or after the Effective Date, shall be and was received in confidence, shall be used only for purposes of this Agreement or the Related Addendum, and shall not be disclosed by the Receiving Party, its agents or employees without the prior written consent of the Disclosing Party.

         7.2 Exceptions. The proceeding provision shall not apply to Confidential Information which is (i) as shown by the written records of the Receiving Party, already known by the receiving party without an obligation of confidentiality, (ii) publicly known or becomes publicly known through no unauthorized act of the Receiving Party, (iii) rightfully received from a third party without obligation of confidentiality or (iv) approved by the Disclosing Party for disclosure. The Receiving Party may disclose that portion of the Confidential Information of the Disclosing Party as required to be disclosed pursuant to a requirement of a governmental agency or law so long as the Receiving Party provides the Disclosing Party with timely prior written notice of such requirement and cooperates in obtaining a protective order or similar treatment; provided, however, that, in the event of a tax audit, (A) notice of a disclosure requirement in connection therewith will not be given prior to the commencement of the audit, and (B) the parties will use commercially reasonable efforts to ensure that any Confidential Information that is subject to a valid request for delivery of a copy of such information (including a copy of this Agreement) to the taxing authority is not subject to further disclosure by it (which may be accomplished by marking such information as a trade secret or otherwise). If Confidential Information is required to be disclosed in connection with the conduct of any mediation or arbitration proceeding carried out pursuant to SECTION 10 of this Agreement, such Confidential Information may be disclosed pursuant to and in accordance with the approval and at the direction of the mediator or arbitrator, as the case may be, conducting such proceeding. Upon written request of the disclosing party at the expiration or termination of this Agreement for any reason, all documented Confidential Information (and all copies thereof) of the disclosing party will be returned to the disclosing party or will be destroyed, with written certification thereof being given to the disclosing party. The provisions of this SECTION 7 will survive the expiration or termination of this Agreement for any reason.

8.       TERMINATION


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         8.1      Termination by Company. If EDS is in material default of this
Agreement or any Related Addendum and such failure is not remedied within thirty
(30) days after written notice to remedy is received by EDS, then Company may, in its sole discretion:

                           (i)      terminate all (but not less than all) of
this Agreement and each Related Addendum; or

                           (ii)     terminate just the particular Related
Addendum with respect to which EDS is in material default; provided, however, that such termination right exists only in the event EDS is in material default under such Related Addendum and not under the terms and conditions of this Agreement.

         8.2 Termination by EDS. If Company is in material default of this Agreement or any Related Addendum and such failure is not remedied within thirty
(30) days after written notice to remedy is received by such entity, then EDS may, in its sole discretion:

                           (i)      terminate all (but not less than all) of
this Agreement and each Related Addendum; or

                           (ii)     terminate just the particular Related
Addendum with respect to which Company is in material default; provided, however, that such termination right exists only in the event Company is in material default under such Related Addendum and not under the terms and conditions of this Agreement.

         8.3 Termination for Convenience. Any party to this Agreement or any Related Addendum may terminate any such document to which it is a party for convenience upon ninety days' prior written notice to the other party, without the payment of any fee to so terminate. The termination of this Agreement will not affect the parties rights or obligations under other agreements in place between Company and EDS. EDS agrees that if EDS is in the process of performing services for a customer of Company, EDS will complete the work agreed upon for that particular customer.

         8.4 Effect of Expiration or Termination on Related Addenda. The expiration of this Agreement for any reason shall automatically terminate all Related Addenda. The termination or expiration of a Related Addendum shall not, except as expressly provided herein or in a Related Addendum, terminate this Agreement or any other Related Addendum.

         8.5 Return of Confidential Information. Upon the termination or expiration of this Agreement or any Related Addendum, each party to such agreement shall return to the other or destroy (and so confirm in writing within __ days after requested) all Confidential Information of the other party in the possession or control of the receiving party, other than Confidential Information necessary to exercise the rights and perform the obligations owed to the other party under this Agreement or any Related Addendum which survive such termination or expiration.

         8.6 Survival. Upon termination or expiration of this Agreement for any reason, Sections 6.2, 6.3, 7, 8 9, 10 and 11 of this Agreement will survive.

9.       LIMITATION OF LIABILITY; INDEMNITY.

         9.1 No Consequential Damages and Limit of Liability. IN NO EVENT WILL EITHER PARTY BE LIABLE FOR ANY INDIRECT, INCIDENTAL, SPECIAL, PUNITIVE, EXEMPLARY, OR


                                      -7-
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CONSEQUENTIAL DAMAGES ARISING OUT OF THIS AGREEMENT or any related Addendum
INCLUDING, WITHOUT LIMITATION, DAMAGES FOR LOSS OF PROFITS, DATA, OR USE INCURRED BY THE OTHER PARTY, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. The foregoing limitations and exclusions will not apply to liability of either party under SECTION 9.2. IN THE EVENT ONE PARTY IS LIABLE TO THE OTHER PARTY FOR ANY MATTER RELATING TO OR ARISING IN CONJUNCTION WITH THIS AGREEMENT (INCLUDING ALL RELATED ADDENDA), THE AGGREGATE AND CUMULATIVE AMOUNT OF DAMAGES RECOVERABLE AGAINST THE LIABLE PARTY SHALL NOT EXCEED ONE MILLION DOLLARS ($1,000,000). With respect to each Related Addendum, the parties shall negotiate a limitation of liability to apply to such Related Addendum; provided, however, that the aggregate amounts reflected as the limitation of liability for all Related Addenda and this Agreement shall not exceed the amount reflected in the immediately preceding sentence.

         9.2 Personal Injury and Property Damage Indemnity. EDS and Company each will be responsible for any and all claims, actions, damages, liabilities, costs and expenses, including reasonable attorneys' fees and expenses (collectively, "Losses"), to their respective tangible personal or real property (whether owned or leased), and each party agrees to look only to its own insuring arrangements (if any) with respect to such Losses. EDS and Company each will be responsible for Losses for the death of or personal injury to any person (including any employee of either party) and Losses for damages to any third party's tangible personal or real property (whether owned or leased), in accordance with the common law of the jurisdiction in which such Loss is alleged to have occurred. Subject to SECTION 9.1 and the procedures set forth below in this SECTION 9.2, each party will indemnify and defend the other party and hold the other party harmless from any and all Losses arising out of, under or in connection with claims for which the indemnitor is responsible under the preceding sentence. The indemnitor will have the full opportunity to control the response to, and the defense of, any indemnity matter for which it is responsible hereunder, including any agreement relating to the settlement thereof. To the extent permitted at no additional cost, EDS and Company (i) waive all rights to recover against each other for any Loss to their respective tangible personal property (whether owned or leased) from any cause covered by insurance maintained by each of them, including their respective deductibles or self-insured retentions and (ii) will cause their respective insurers to issue appropriate waivers of subrogation rights endorsements. The indemnitor will have no liability for any Loss to the extent arising as a result of the indemnitee's negligence or misconduct.

10.      DISPUTE RESOLUTION

         10.1 Mediation; Arbitration. Any dispute, controversy or claim arising under, out of, in connection with or in relation to this Agreement or any Related Addendum, or the breach, termination, validity or enforceability of any provision (a "DISPUTE"), if not resolved informally through negotiation between the parties, will be submitted to non-binding mediation. The parties will mutually determine who the mediator will be from a list of mediators obtained from the American Arbitration Association office located in the city determined as set forth below in this SECTION 10.1 (the "AAA"). If the parties are unable to agree on the mediator, the mediator will be selected by the AAA. If any Dispute is not resolved through mediation, it will be resolved by final and binding arbitration conducted in accordance with and subject to the Commercial Arbitration Rules of the AAA then applicable. One arbitrator will be selected by the parties' mutual agreement or, failing that, by the AAA, and the arbitrator will allow such discovery as is appropriate, consistent with the purposes of arbitration in accomplishing fair, speedy and cost effective resolution of disputes. The arbitrator will reference the rules of evidence of the Federal Rules of Civil Procedure then in effect in setting the scope of discovery, except that no requests for admissions will be permitted and interrogatories will be limited to identifying (a) persons with knowledge of relevant facts and (b) expert witnesses and their opinions and the bases therefor. Judgment upon the award rendered in any such arbitration may be entered in any court having jurisdiction thereof. Any negotiation, mediation or arbitration conducted pursuant to this SECTION 10.1 will take place in Plano, Texas, if initiated by Company, and in Pittsburgh, Pennsylvania, if initiated by EDS. Other than those matters involving injunctive relief or any action necessary to enforce the award of the arbitrator, the parties agree that the provisions of this SECTION 10.1 are a complete defense to any suit, action or other proceeding instituted in any court or before any administrative tribunal with respect to any Dispute. Nothing in this SECTION
10.1 prevents the parties from exercising their right to terminate this Agreement in accordance with ARTICLE 8. The arbitrator will not have authority to award damages in excess of the amount or other than the types allowed by
SECTION 9.1 and may not, in any event, make any ruling, finding or award that does not conform to the terms and conditions of this Agreement and the applicable Related Addenda. Notwithstanding the foregoing, either party may seek injunctive relief in addition to pursuing the processes set forth in this
Section 10 for a breach of its obligations under Section 7 related to Confidential Information.



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
11.      GENERAL PROVISIONS.

         11.1 Independent Contractors. The relationship of EDS and Company established by this Agreement and each Related Addendum is that of independent contractors, and nothing contained in this Agreement or any Related Addendum will be construed to (a) give either party the power to direct and control the day-to-day activities of the other, (b) constitute the parties as partners, joint venturers, co-owners, or otherwise as participants in a joint or common undertaking, or (c) allow EDS or Company to create or assume any obligation on behalf of the other party for any purpose whatsoever.

         11.2 No Waiver. No failure or delay by either party in exercising any right, power or remedy hereunder or under any Related Addendum shall operate as a waiver of any subsequent exercise of such right, power or remedy. It is agreed that any remedies provided in this Agreement or under any Related Addendum shall be cumulative and shall not be exclusive of any other remedies available hereunder or thereunder, or at law or in equity. No amendment, waiver or modification of any provision of this Agreement or any Related Addendum shall be effective unless in writing and signed by the party against whom such amendment, waiver or modification is sought to be enforced.

         11.3 Notices. All notices under this Agreement will be in writing and will be deemed to have been duly given if delivered personally or by a nationally recognized courier service, faxed or mailed by registered or certified mail, return receipt requested, postage prepaid, to the parties at the addresses set forth herein. All notices under this Agreement that are addressed as provided in this SECTION 11.3, (a) if delivered personally or by a nationally recognized courier service, will be deemed given upon delivery, (b) if delivered by facsimile, will be deemed given when confirmed and (c) if delivered by mail in the manner described above, will be deemed given on the fifth business day after the day it is deposited in a regular depository of the United States mail. Either party may change its address or designee for notification purposes by giving notice to the other of the new address or designee and the date upon which such change will become effective.

EDS:                                              COMPANY:
---                                               -------
Electronic Data Systems Corporation               ServiceWare Technologies, Inc.
5400 Legacy Drive                                 333 Allegheny Avenue
Plano, TX  75024                                  Oakmont, Pennsylvania  15139
Attn: Robb Rasmussen                              Attn: Contracts Administrator
Telephone: (972) 605-8477                         Telephone:  (412) 826-1158
Telecopier: (972) 797-2659                        Telecopier:  (412) 826-0577

         11.4 Nonassignability. Each party agrees that its rights and obligations under this Agreement and each Related Addendum may not be transferred or assigned directly or indirectly without the prior written consent of the other; except that EDS will have the right to perform the services described herein or in any Related Addendum itself and through its direct and indirect wholly-owned subsidiaries and to subcontract to unaffiliated third parties portions of such services, so long as EDS remains responsible for the obligations performed by any of its subsidiaries or subcontractors to the same extent as if such obligations were performed by EDS employees. Subject to this paragraph above, this Agreement and each Related Addendum will be binding upon and inure to the benefit of the parties hereto, their successors, and assigns. All assignments or attempted assignments in violation of this Section shall be null and void.

         11.5 Severability. Should any provision of this Agreement or any Related Addendum be held to be void, invalid or inoperative, then such provision and the other related provisions of this Agreement or such Related Addendum shall be deemed automatically adjusted to conform to the requirements for validity declared at such time and to, as closely as legally permissible, reflect the original intent of the parties. If such provision is of such a nature that it cannot be so adjusted, the provision shall be deemed deleted from this Agreement or such Related Addendum, as applicable, as though it had never been included herein. In either case, except as set forth above, the remaining provisions of this Agreement or the Related Addendum, as applicable, shall not be affected.

         11.6 Taxes. Each party shall be responsible for, and shall pay, their respective taxes, duties, charges, fees, deductions or withholdings in accordance with applicable law (collectively, "TAXES"). If either party is required, under applicable law, to withhold from amounts payable to the other hereunder any Taxes, then the payment due to the other party shall be made net of such Taxes. However, the deducting party shall provide the other party with official receipts issued by the appropriate taxing authority or such other evidence as is reasonably requested by such other party to establish that such Taxes have been paid.

         11.7 Press Releases. The parties will prepare and issue on a mutually agreed upon date a joint press release regarding the relationship established hereunder. Thereafter, each party may prepare and issue press releases concerning its relationship with the other party upon prior written approval by the other party.

         11.8 Government Approval. Both parties covenant that no consent, approval or authorization of, nor any designation, declaration or filing with, any governmental authority in the countries covered by this Agreement or, at the time of execution, any Related Addendum, is required for the valid execution, delivery and performance of this Agreement or such Related Addendum. Without limiting the generality of the foregoing, both parties covenant that no laws, rules or regulations of any applicable country limits the ability of Company or EDS to make any payment to the other party required under this Agreement or any Related Addendum.

         11.9 Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original and all of which together will constitute one instrument. Each Related Addendum may be executed in two or more counterparts, each of which will be deemed an original and all of which together will constitute one instrument.

         11.10 Headings. Headings in this Agreement or any Related Addendum are for convenience of reference only and are not part of the substance hereof. All terms defined in this Agreement or any Related Addendum in the singular form shall have comparable meanings when used in the plural form and vice versa.

         11.11 Governing Law. This Agreement and the Related Addenda will be governed by the substantive laws of the Commonwealth of Pennsylvania, without giving effect to any choice-of-law rules that may require the application of the laws of another jurisdiction.

         11.12 Language. This Agreement and each Related Addendum is in the English language only, which language shall be controlling in all respects, and all versions of such documents in any other language shall not be binding on the parties. All communications and notices to be made or given pursuant to this Agreement or any Related Addendum shall be in the English language.

         11.13 Construction. This Agreement and each Related Addendum has been reviewed by each party hereto or thereto and each party has had access to counsel in connection with this Agreement and each Related Addendum. Accordingly, this Agreement and each Related Addendum shall be deemed to be the product of both parties hereto, and no ambiguity shall be construed in favor of, or against, any party.

         11.14 Entire Agreement. This Agreement and, at the time of execution and delivery, each Related Addendum, constitutes and contains the entire agreement of EDS and Company and supersedes any and all then prior agreements, negotiations, correspondence, understandings and communications among the parties, whether written or oral, respecting the subject matter hereof and thereof, as applicable; provided, that, absent an express statement, the terms of any Related Addendum are not intended to supersede the terms of this Agreement or any other previously executed Related Addendum.

         11.15 Other Interpretive Provisions. References in this Agreement to "Sections" and "Exhibits" are to sections and exhibits herein and hereto unless otherwise indicated. References in a Related Addendum to "Sections" and "Exhibits" are to sections and exhibits in and to such Related Addendum, unless otherwise indicated. The words "include" and "including" and words of similar import when used in this Agreement or any Related Addendum shall not be construed to be limiting or exclusive. The word "or" when used in this Agreement or any Related Addendum shall mean either as well as both.

         11.16 Non-Exclusive. Nothing in this Agreement shall be construed or interpreted so as to prohibit either party from entering into similar agreements with other parties concerning the subject matter hereof.

         11.17 Force Majeure. Neither party shall be in default if performance of its obligations or attempts to cure any breach are delayed or prevented by reason of any act of G-d, fire, natural disaster, accident, act of government, labor difficulty, sabotage, failure of suppliers or subcontractors or unavailability of material or supplies or any other cause beyond the control of such party ("Force Majeure"), provided that such party gives the other party written notice within fifteen (15) days of discovering the Force Majeure. In the event of a Force Majeure, the time for performance or cure shall be extended for a period equal to the duration of the Force Majeure, and if the duration of the Force Majeure is in excess of six (6) months, the other party may terminate this Agreement.

         IN WITNESS WHEREOF, the parties have executed this Master Alliance Agreement as of the Effective Date.


ELECTRONIC DATA SYSTEMS CORPORATION

By:    /s/ Robb Rasmussen
Title: Executive Director


SERVICEWARE TECHNOLOGIES, INC.

By:    /s/ Mark Tapling
Title: CEO

                                    EXHIBIT A
                              TO ALLIANCE AGREEMENT


                              TRADEMARK GUIDELINES

FOR COMPANY:

Marks Licensed:

Logo Specifications:

Usage for all Marks:


Presentation of Marks:



FOR EDS:          [EDS LOGO]

Marks Licensed:  EDS and the EDS Logo (collectively, the "EDS marks").

Logo Specifications:

1. The preferred typeface for copy is ITC New Baskerville with Univers or Helvetica for headings. If these are not available, use Times or Times New Roman for copy and Helvetica or Aerial for headings.

2.       Clear Space:


We have designed a staging process for the EDS logo. "X" is used to represent the height of the EDS type. Thus, regardless of the size of the logo, the space around the logo must always be at least equal to the size of the EDS type. The minimum size requirements - "X" height is reproduced at a minimum of .25 inches.

3. Color Specifications: The primary corporate color, EDS Blue, shall be used. For print applications of the EDS color palette, the Pantone Color # is 647 blue and the screen mixes of c94/m43/k38 shall be used.

4. Legal Requirements: The symbol "tm" should be used in conjunction with the EDS Logo and the symbol (R) should be used in conjunction with the mark EDS. In a multi-page document, the appropriate symbol shall be used after the first instance of the mark EDS on every page. On all documents, the following legal lines shall be included as a footnote on the last, or only, page: "EDS is a registered mark and the EDS logo is a trademark of Electronic Data Systems Corporation."



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